EXHIBIT 99.1

         LION Announces First Quarter 2007 Financial Results

    SEATTLE--(BUSINESS WIRE)--May 15, 2007--LION, Inc. (OTCBB:LINN), a provider of online lead generation and advanced business solutions that streamline the mortgage loan fulfillment process, today reported total revenue of $3,164,000 for the first quarter ended March 31, 2007, down 10% compared to $3,533,000 for first quarter 2006. The Company recorded a net loss for first quarter 2007 of $665,000 or $.02 per share compared to a net loss of $186,000 for the same quarter in the prior year.

    "Our financial performance continues to be impacted by challenging conditions in the mortgage lending markets," stated David Stedman, CEO of LION, Inc. "With the exception of Precision MTS, all product lines declined as a result of continued contraction in loan origination volumes for our broker and lender customers as well as increased competition. Operating expenses for first quarter 2007 increased 3% to $3.8 million compared to $3.7 million for first quarter 2006 due primarily to our 2007 product initiatives and severance charges related to the resignation of our CEO effective April 1, 2007.

    "Despite these challenges, we are on track with our product initiatives that are scheduled to be launched during the second quarter and early third quarter 2007. While the completion of these initiatives is important, we also recognize the need to reduce our infrastructure costs more aggressively. We will be consolidating and reducing our costs throughout the second and third quarters of this year. Together, we expect our initiatives and consolidation efforts to move us toward quarterly profitability and positive cash flows.

    "We continue to attract strong consumer Internet traffic in our Leads product group. Our Mortgage 101 website redesign, scheduled for the end of second quarter 2007 or early third quarter, will include a more traditional Internet advertising approach and alliances with other consumer finance verticals. We have entered into two such agreements to date; one with a leading auto finance direct lender and the other related to household moving and storage services.

    "In our Loans product group, the Precision MTS product suite has continued to perform well and has experienced sequential increases in revenue for the last four quarters. The product line has been further enhanced through the recent introduction of an entry level product, Precision Access, which is already beginning to report sales success and which replaces our LION Pro Corporate offering. Our business-to-business portal, Lioninc.com, is also undergoing a redesign and should be released late in the second quarter.

    "From a revenue perspective, our Capital Markets product group continues to be under pressure. We added new sales leadership during the first quarter at our TRMS subsidiary and are now seeing growth in our sales pipeline."

    2007 First Quarter Highlights

    Leads

    -- Maintained steady volume of unique visitors to Mortgage101.com Internet portal

    -- Continued high search engine placement in Google, MSN, and Yahoo for keyword search "mortgage" and several other mortgage related keywords

    -- Expanding business model to include more traditional Internet advertising opportunities

    -- Major website redesign planned for the end of second quarter 2007 or early third quarter

    -- Expansion into non-mortgage finance verticals; executed agreements with 2 strategic partners to provide entree into automobile finance and household moving and storage services

    Loans

    --  4 quarters of sequential revenue growth in Precision MTS

    -- Introduced Precision Access entry level suite for mortgage brokers and lenders

    -- Major website redesign for Lioninc.com business-to-business broker portal planned for second quarter 2007

    -- Redesigned Retail Websites platform to be introduced in second quarter 2007 to increase functionality and user management

    Capital Markets

    -- More than $18 billion in loan volume hedged through Pipeline Tools risk management technology for first quarter 2007

    --  Strategic sales management hire

    About LION, Inc.

    LION, Inc. is a provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. LION's business to consumer Internet portal, Mortgage101.com, provides consumers with access to LION's extensive proprietary network of mortgage brokers, realtors and lenders. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the State of Washington for the last 3 years. For more information about LION, please visit www.lioninc.com.

    This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of May 15, 2007, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.



                      LION, Inc. and Subsidiary
           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)

                                                Q1 07   Q4 06   Q1 06
                                               ------- ------- -------

Revenues                                       $3,164  $3,305  $3,533

Expenses
  Direct costs                                  1,539   1,527   1,525
  Selling and marketing                           501     511     565
  General and administrative                    1,148     920     927
  Research and development                        559     512     592
  Depreciation and amortization                    98      94     122
                                               ------- ------- -------
                                                3,845   3,564   3,731
                                               ------- ------- -------

       Operating loss                            (681)   (259)   (198)

Other income - net                                 20      27      15
                                               ------- ------- -------

       Loss before income tax                    (661)   (232)   (183)

Income tax expense                                 (4)   (152)     (3)
                                               ------- ------- -------

            Net loss                           $ (665) $ (384) $ (186)
                                               ======= ======= =======

Net loss per common share,
  Basic and diluted                            $ (.02) $ (.01) $    -
                                               ======= ======= =======





                      LION, Inc. and Subsidiary
                CONSOLIDATED CONDENSED BALANCE SHEETS
                            (In thousands)

                                ASSETS

                                              March 31,
                                                2007      December 31,
                                             (Unaudited)     2006
                                             ------------ ------------

Current assets
  Cash and cash equivalents                      $ 2,004      $ 2,587
  Short-term investments                             900          900
  Accounts receivable - net                        1,556        1,101
  Prepaid expenses and other                         388          530
                                             ------------ ------------

       Total current assets                        4,848        5,118

Property and equipment, net                          907          555
Goodwill                                           2,590        2,590
Other assets                                         224          224
                                             ------------ ------------

                                                 $ 8,569      $ 8,487
                                             ============ ============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Accounts payable                               $   400      $   162
  Accrued salaries and benefits                      760          708
  Accrued liabilities                                399          267
  Current maturities of long-term obligations        977          977
  Deferred revenue                                   922          631
                                             ------------ ------------

       Total current liabilities                   3,458        2,745

Long-term obligations, less current
 maturities                                            7            8

Stockholders' equity                               5,104        5,734
                                             ------------ ------------

                                                 $ 8,569      $ 8,487
                                             ============ ============




                      LION, Inc. and Subsidiary
           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (In thousands)
                             (Unaudited)

                                                    Three months ended
                                                        March 31,
                                                    ------------------
                                                       2007      2006
                                                    --------  --------

Net loss                                            $  (665)   $ (186)
Non-cash items                                          167       134
Changes in working capital                              364        61
                                                    --------  --------
    Net cash provided by (used in) operating
     activities                                        (134)        9
                                                    --------  --------

    Net cash used in investing activities              (450)      (32)
                                                    --------  --------

    Net cash provided by (used in) financing
     activities                                           1       (10)
                                                    --------  --------

Net decrease in cash and cash equivalents              (583)      (33)
Cash and cash equivalents at beginning of period      2,587     3,371
                                                    --------  --------
Cash and cash equivalents at end of period          $ 2,004    $3,338
                                                    ========  ========


    CONTACT: LION, Inc.
             Dave Stedman, 800-546-6463
             Interim CEO